Exhibit 10(w)(i)

David Hoffmann
President McDonald’s APMEA

January 7, 2015

Extension of the Assignment to McDonald’s APMEA Franchising Pte. Ltd.

Dear Dave,

With reference to the assignment letter dated April 13, 2011, we are pleased to inform that we would like to amend the terms of your assignment, which began on May 1, 2011, and offer an extension of your assignment from May 1, 2014 to July 31, 2016.

Purpose of Your Assignment

The primary purpose of your assignment to MAF is to temporarily fill a position. The duration of the assignment extension is expected to be two years, commencing May 1, 2014. This assignment may be extended by mutual agreement.

During your assignment, you will act as President - McDonald’s APMEA. You will be based at the offices of McDonald’s APMEA at at No. 11 North Buona Vista Drive, #08-07/08 The Metropolis Tower 2, Singapore 138589 and you will report to the President & CEO of McDonald’s Corporation.

Base Salary

Your annual gross base salary effective September 1, 2014 is US$570,000. You will receive annual salary and performance reviews based on McD APMEA’s guidelines. Your next salary review will be on March 1, 2015.

Target Incentive Program (TIP)

You will be eligible to be considered for a TIP payment under McD APMEA’s targeted incentive program at your target level (currently 85%). In the event you are promoted while on assignment to a position with a different target percentage, the percentages will be pro-rated during the year in which the promotion occurs. The team performance factor of TIP will be pro-rated based on the locations and business units to which you were assigned during the course of the year. The TIP calculation will be based on the year-end business performance of each applicable business unit. The timing of the TIP payment is governed by the Global Assignee Policy.

Long Term Incentives

McDonald’s Corporation has advised that during this assignment you will continue to be eligible for long term incentives under McDonald’s Corporation’s LTI program, which include stock awards and CPUP, based on McD Corp’s guidelines.

Termination While Overseas

Your assignment to MAF may be voluntarily ended by you or involuntarily by either McD APMEA or MAF at will, with or without notice or reason, and without payment of any indemnity therefore unless expressly required by the law applicable to MAF. If your assignment ends for whatever reason and you continue to be an employee of McD APMEA or a McDonald’s subsidiary or joint venture, you will be provided or reimbursed for return airfare (coach/economy class unless the flight is over 6 hours in length in which case business class airfare will be used) for you, your spouse/domestic partner and your eligible dependents. Within prescribed limits and in accordance with policy, your household goods will be shipped to your point of origin or, if appropriate, to the place of your next assignment, whether in or outside U.S.

If you voluntarily terminate your employment with McD APMEA while on assignment, you are solely responsible for your own and your family’s relocation and repatriation. If your employment with McD APMEA is involuntarily terminated while you are on assignment, McD APMEA will provide or reimburse you for return airfare (coach/economy class unless the flight is over 6 hours in length in which case business class airfare will be used) for you, your spouse, and your eligible dependents, and will provide for shipment of your household goods within prescribed limits to your point of origin. This reimbursement and shipment is contingent on your moving back to U.S. within 60 days of termination.

Additionally, depending on the reason for your involuntary termination from McDonald’s APMEA, you may be eligible to receive severance under the terms of the McDonald’s Corporation Severance Plan. Please consult the terms of the McDonald’s Corporation Severance Plan in order to determine your eligibility and benefits.

Position Upon Repatriation

Upon successful completion of your assignment, subject to the approval of the Board of Directors of McD Corp, we will place you in a position equivalent to your current position/level of Executive Vice President. You agree that this need not be in the same department in which you were placed prior to the assignment. If no mutually agreeable position is available, your employment with McD Corp will end, and you may be eligible for severance pursuant to the terms of the McDonald’s Corporation’s Severance Plan.

All other terms and conditions of the assignment letter dated April 1, 2011 shall remain in effect for the extended duration of this assignment.

Please return a signed copy of this letter to Brian Madine to accept this extension.

Yours sincerely,

/s/ Donald Thompson	/s/ David Hoffmann
McDonald’s Corporation	David Hoffmann
Donald Thompson	President - McDonald’s APMEA
President & CEO

/s/ Manish Yadav
McDonald’s APMEA Franchising Pte. Ltd.
Manish Yadav
Director

CC:	Lisa Emerson, Varsha Vig, Tim Kane - Global Total Compensation
Doyoung Yong, Deloitte Tax LLP - Chicago
Carol Davis - Corporate HR
Shaun Ruming, Sunny Fong - APMEA HR